EXHIBIT 23.3

May 13, 2024

To: China Liberal Education Holdings Limited

7th Floor, Building 5, No. 2 Zhenxing Road, Changping District,

Beijing, People's Republic of China 102299

Dear Sir/Madam,

We hereby consent to the references to our firm's name under the headings "PROSPECTUS SUMMARY- Permissions Required from PRC Authorities", "LEGAL MATIERS" and "ENFORCEABLITY OF CIVIL LIABILITIES" in China Liberal Education Holdings Limited 's Form F-1, which will be filed with the Securities and Exchange Commission (the "SEC") on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Form F-1.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required  under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as  amended, or the regulations promulgated thereunder.